                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 1)*

                             V.I. TECHNOLOGIES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   917920 10 0
                                 (CUSIP Number)

                                   12/31/1999
             (Date of Event Which Required Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)











--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 2 OF 19 PAGES
---------------------                                         ------------------



--- ----------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Ampersand Specialty Materials and Chemicals II Limited Partnership
    04-3157039
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

    Not applicable                                                    (b) [ ]
--- ----------------------------------------------------------------------------
3   SEC USE ONLY


--- ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER
       NUMBER OF
         SHARES               0 shares
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
                          --- --------------------------------------------------
                          6   SHARED VOTING POWER

                              1,052,343 shares
                          --- --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              0 shares
                          --- --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              1,052,343 shares
--- ----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,052,343 shares
--- ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--- ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.6%
--- ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--- ----------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 3 OF 19 PAGES
---------------------                                         ------------------



--- ----------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Ampersand Specialty Materials and Chemicals III Limited Partnership
    04-3294909
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

    Not applicable                                                    (b) [ ]
--- ----------------------------------------------------------------------------
3   SEC USE ONLY


--- ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER
       NUMBER OF
         SHARES               0 shares
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- --- --------------------------------------------------
                          6   SHARED VOTING POWER

                              4,632,915 shares
------------------------- --- --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              0 shares
------------------------- --- --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              4,632,915 shares
--- ----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,632,915 shares
--- ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--- ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    24.8%
--- ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--- ----------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 4 OF 19 PAGES
---------------------                                         ------------------



--- ----------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    ASMC-II Management Company Limited Partnership
    04-3157040
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

    Not applicable                                                    (b) [ ]
--- ----------------------------------------------------------------------------
3   SEC USE ONLY


--- ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER
       NUMBER OF
         SHARES               0 shares
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- --- --------------------------------------------------
                          6   SHARED VOTING POWER

                              1,052,343 shares
------------------------- --- --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              0 shares
------------------------- --- --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              1,052,343 shares
--- ----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,052,343 shares
--- ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--- ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.6%
--- ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--- ----------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 5 OF 19 PAGES
---------------------                                         ------------------



--- ----------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    ASMC-III Management Company Limited Partnership
    04-3294905
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

    Not applicable                                                    (b) [ ]
--- ----------------------------------------------------------------------------
3   SEC USE ONLY


--- ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER
       NUMBER OF
         SHARES               0 shares
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- --- --------------------------------------------------
                          6   SHARED VOTING POWER

                              4,708,246 shares
------------------------- --- --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              0 shares
------------------------- --- --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              4,708,246 shares
--- ----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,708,246 shares
--- ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--- ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    25.2%
--- ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--- ----------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 6 OF 19 PAGES
---------------------                                         ------------------



--- ----------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    ASMC-II MCLP LLP
    04-3341533
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

    Not applicable                                                    (b) [ ]
--- ----------------------------------------------------------------------------
3   SEC USE ONLY


--- ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER
       NUMBER OF
         SHARES               0 shares
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- --- --------------------------------------------------
                          6   SHARED VOTING POWER

                              1,052,343 shares
------------------------- --- --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              0 shares
------------------------- --- --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              1,052,343 shares
--- ----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,052,343 shares
--- ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--- ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.6%
--- ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--- ----------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 7 OF 19 PAGES
---------------------                                         ------------------



--- ----------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    ASMC-III MCLP LLP
    04-0493924
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

    Not applicable                                                    (b) [ ]
--- ----------------------------------------------------------------------------
3   SEC USE ONLY


--- ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER
       NUMBER OF
         SHARES               0 shares
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- --- --------------------------------------------------
                          6   SHARED VOTING POWER

                              4,708,246 shares
------------------------- --- --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              0 shares
------------------------- --- --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              4,708,246 shares
--- ----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,708,246 shares
--- ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--- ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    25.2%
--- ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--- ----------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 8 OF 19 PAGES
---------------------                                         ------------------



--- ----------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Richard A. Charpie
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

    Not applicable                                                    (b) [ ]
--- ----------------------------------------------------------------------------
3   SEC USE ONLY


--- ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER
       NUMBER OF
         SHARES               0 shares
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- --- --------------------------------------------------
                          6   SHARED VOTING POWER

                              6,234,143 shares
------------------------- --- --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              0 shares
------------------------- --- --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER


                              6,234,143 shares
--- ----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,234,143 shares
--- ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--- ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    33.3%
--- ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--- ----------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 917920 10 0                                         PAGE 9 OF 19 PAGES
---------------------                                         ------------------


ITEM 1(a).    NAME OF ISSUER:

     V.I. Technologies, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     155 Duryea Road, Melville, New York 11747

ITEM 2(a).    NAME OF PERSON FILING:

     Ampersand Specialty Materials and Chemicals II Limited Partnership Ampersand Specialty Materials and Chemicals III Limited Partnership ASMC-II Management Company Limited Partnership
     ASMC-III Management Company Limited Partnership
     ASMC-II MCLP LLP
     ASMC-III MCLP LLP
     Richard A. Charpie

     See Exhibit 1 for a list of the General Partners of ASMC-II MCLP LLP and ASMC-III MCLP LLP.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

     All filing parties:
     c/o Ampersand Ventures
     55 William Street, Suite 240
     Wellesley, MA 02481-4003


ITEM 2(c).    CITIZENSHIP:

     Ampersand Specialty Materials and Chemicals II Limited Partnership, Ampersand Specialty Materials and Chemicals III Limited Partnership, ASMC-II Management Company Limited Partnership, ASMC-III Management Company Limited Partnership, ASMC-II MCLP LLP and ASMC-III MCLP LLP are organized under the laws of the State of Delaware.

     Richard A. Charpie is a citizen of the United States of America.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

     Common Stock, $0.01 par value

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 917920 10 0                                        PAGE 10 OF 19 PAGES
---------------------                                        -------------------


ITEM 2(e).    CUSIP NUMBER:

     917920 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

 Not applicable.

ITEM 4.       OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

     Ampersand Specialty Materials and Chemicals II Limited Partnership owns 1,052,343 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership owns 4,632,915 shares.

     ASMC-II Management Company Limited Partnership may be attributed with the ownership of 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, of which it is the General Partner. ASMC-II Management Company Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-III Management Company Limited Partnership may be attributed with the ownership of 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, of which partnerships it is the General Partner. ASMC-III Management Company Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-II MCLP LLP may be attributed with the ownership of 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-II MCLP LLP is the General Partner of ASMC-II Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-II MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-III MCLP LLP may be attributed with the ownership of 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 75,331 shares held by

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 917920 10 0                                        PAGE 11 OF 19 PAGES
---------------------                                        -------------------



Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. ASMC-III MCLP LLP is the General Partner of ASMC-III Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. ASMC-III MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     Richard A. Charpie may be attributed with the ownership of 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership. Dr. Charpie is the Managing General Partner of ASMC-II MCLP LLP, ASMC-III MCLP LLP, and Ampersand Lab Partners MCLP LLP. ASMC-II MCLP LLP is the General Partner of ASMC-II Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-III MCLP LLP is the General Partner of ASMC-III Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. Ampersand Lab Partners MCLP LLP is the General Partner of Ampersand Lab Partners Management Company Limited Partnership, which is the General Partner of Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership. Dr. Charpie disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein.

     (b) Percent of class:

     Ampersand Specialty Materials and Chemicals II Limited Partnership - 5.6% Ampersand Specialty Materials and Chemicals III Limited Partnership - 24.8% ASMC-II Management Company Limited Partnership - 5.6%
     ASMC-III Management Company Limited Partnership - 25.2%
     ASMC-II MCLP LLP - 5.6%
     ASMC-III MCLP LLP - 25.2%
     Richard A. Charpie - 33.3%

The foregoing percentages are calculated based on 18,703,168 shares of Common Stock outstanding as of December 31, 1999.

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or direct the vote:

     None.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 917920 10 0                                        PAGE 12 OF 19 PAGES
---------------------                                        -------------------



         (ii) Shared power to vote or direct the vote:

     Ampersand Specialty Materials and Chemicals II Limited Partnership shares voting power over 1,052,343 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership shares voting power over 4,632,915 shares.

     ASMC-II Management Company Limited Partnership shares voting power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III Management Company Limited Partnership shares voting power over 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     ASMC-II MCLP LLP shares voting power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III MCLP LLP shares voting power over 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     Richard A. Charpie shares voting power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership.


         (iii) Sole power to dispose or to direct the disposition of:

     None.

         (iv) Shared power to dispose or to direct the disposition of:

     Ampersand Specialty Materials and Chemicals II Limited Partnership shares dispositive power over 1,052,343 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership shares dispositive power over 4,632,915 shares.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 917920 10 0                                        PAGE 13 OF 19 PAGES
---------------------                                        -------------------


     ASMC-II Management Company Limited Partnership shares dispositive power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III Management Company Limited Partnership shares dispositive power over 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     ASMC-II MCLP LLP shares dispositive power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III MCLP LLP shares dispositive power over 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership


     Richard A. Charpie shares dispositive power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 4,632,915 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 75,331 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     See the response to Item 4 as to the beneficial ownership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 917920 10 0                                        PAGE 14 OF 19 PAGES
---------------------                                        -------------------



ITEM 10.      CERTIFICATION.

     Not applicable.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 917920 10 0                                        PAGE 15 OF 19 PAGES
---------------------                                        -------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AMPERSAND SPECIALTY MATERIALS AND CHEMICALS II LIMITED PARTNERSHIP
By: ASMC-II Management Company Limited Partnership, its General Partner,
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------------
Richard A. Charpie
Dated:  February 8, 2000

ASMC-II MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------------
Richard A. Charpie
Dated:  February 8, 2000

ASMC-II MCLP LLP
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------------
Richard A. Charpie
Dated:  February 8, 2000

AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP
By: ASMC-III Management Company Limited Partnership, its General Partner,
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------------
Richard A. Charpie
Dated:  February 8, 2000

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 917920 10 0                                        PAGE 16 OF 19 PAGES
---------------------                                        -------------------



ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------------
Richard A. Charpie
Dated:  February 8, 2000


ASMC-III MCLP LLP
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------------
Richard A. Charpie
Dated:  February 8, 2000


RICHARD A. CHARPIE

/s/ Richard A. Charpie
-----------------------------------
Richard A. Charpie
Dated:  February 8, 2000